Exhibit 10.25

Execution Version

Dated March 28, 2019

QUTOUTIAO INC.

(as Borrower)

ALIBABA INVESTMENT LIMITED

(as Lender)

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIABLE LOAN AGREEMENT (this “Agreement”) is made on March 28, 2019

BY AND BETWEEN:

(1)	QUTOUTIAO INC., an exempted company with limited liability incorporated under the laws of the Cayman Islands and listed on NASDAQ with stock code “QTT” (the “Borrower” or the “Company”); and

(2)	ALIBABA INVESTMENT LIMITED, a business company incorporated under the laws of the British Virgin Islands (the “Lender”).

WHEREAS:

The Lender proposes to provide finance facilities to the Borrower subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1.	In this Agreement (including the Schedules and Exhibit), except where the context otherwise requires:

“Authorisation” means (i) an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or (ii) in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

“ADS” means American depositary shares of the Borrower, with every four ADSs representing one Class A Ordinary Share as of the date hereof;

“Affiliate” means, (i) with respect to any Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person, and (ii) with respect to any natural person, any other Person that is directly or indirectly Controlled by such natural person or is a spouse, child, step-child, parent, step-parent, brother, sister, step-brother, step-sister of such natural person and their respective lineal ascendants or descendants;

“Anti-Corruption Laws” means anti-bribery or anti-corruption related laws or regulations that are applicable to business and transactions of the Group Companies and their respective Affiliates, including but not limited to laws and regulations relating to anti-corruption and anti-commercial bribery in the PRC, the amended U.S. Foreign Corrupt Practice Act of 1977, as well as applicable anti-bribery or anti-corruption laws of other countries;

“Board” means the board of directors of the Borrower;

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor);

“Borrower SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed or furnished by the Borrower with the SEC (excluding any forward-looking disclosures set forth in any risk factor sections and any disclosure of non-specific risks faced by the Group included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are similarly cautionary, predictive or forward-looking in nature), in each case, which should be publicly available at least one (1) Business Day prior to the date hereof, without giving effect to any amendment or supplements thereto filed on or after the Business Day prior to the date hereof;

“Business Cooperation Agreement” means the Business Cooperation Agreement entered into by and between the Borrower and/or its Affiliate(s) and the Lender and/or its Affiliate(s) of the Lender, dated on or around the date of this Agreement;

“Business Day” means a day (other than a Saturday and Sunday) on which banks are generally open in the PRC, the Cayman Islands, the State of New York and Hong Kong for normal business;

“Class A Ordinary Shares” means the Class A ordinary shares of US$0.0001 par value per share in the capital of the Borrower;

“Class B Ordinary Shares” means the Class B ordinary shares of US$0.0001 par value per share in the capital of the Borrower;

“Companies Ordinance” means the Companies Ordinance of Hong Kong (Chapter 622 of the laws of Hong Kong), as amended or supplemented from time to time;

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

“Controlling Documents” means, collectively, the documents set forth on Part B of Schedule 1 to this Agreement;

“Conversion Amount” means the amount of outstanding principal amount of the Loan to be applied to the subscription of Proposed Conversion Shares for a Proposed Conversion;

“Conversion Date” means the completion date of any Proposed Issuance;

“Conversion Price” means a price of US$60.00 per Proposed Conversion Share, representing US$15.00 per ADS as of the date of this Agreement, in each case, as adjusted for any share split, share dividend, combinations, or any similar recapitalization events;

“Data Protection Obligations” means any applicable laws, contractual obligations, and written policies and terms of use relating to privacy, information security, network security, cybersecurity, data protection or the processing of Personal Information, including those governing data breach notification, third-party data transfers, cross-border data transfers and data localization requirements. The applicable laws include but are not limited to relevant PRC laws, regulations, national standards and any other applicable laws in any other country;

“Depositary” means The Bank of New York Mellon, the depositary of the Borrower’s ADS program;

“Disclosure Letter” means the disclosure letter delivered by the Borrower to the Lender on the date hereof;

“Equity Incentive Plan” means the Qutoutiao Inc. Equity Incentive Plan adopted by the Borrower on January 31, 2019;

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including without limitation through convertible securities);

“Event of Default” means any one of the events or circumstances specified in Clause 9.1;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Facility” means a loan facility of a total principal amount of US$171,050,940 made available by the Lender under this Agreement;

“Founder” means Mr. Siliang TAN (谭思亮), a PRC citizen with PRC passport number E73544348;

“GAAP” means accounting principles generally accepted in the United States;

“Governmental Authority” means (1) any national, provincial, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (2) any public international organization, (3) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (1) or (2) of this definition, or (4) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in clauses (1), (2) or (3) of this definition;

“Government Officials” means (i) officers, employees and other persons (regardless of seniority) working in an official capacity on behalf of any branch of a government (e.g., legislative, administrative, judicial, military or public education departments) at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (ii) political party officials and candidates for political office; (iii) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (iv) officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank; or (v) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law);

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

“Group Company” means each of the Company, its subsidiaries and the Structured Entities (whether or not established after the date hereof), collectively, the “Group” or “Group Companies”;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Intellectual Property” means all rights, title, interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including any and all (i) patents and patent applications (including re-issues, continuations, divisions, continuations-in-part, renewals or extensions); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and other indications of origin, together with all goodwill associated with each of the foregoing; (iii) copyrights, copyrightable works, and rights in mask works; (iv) rights in Internet Web sites, domain names, blogs, micro-blogs, and social media accounts; (v) patent disclosures, inventions, discoveries, improvements, ideas, designs, drawings, algorithms, confidential information, technical information, know-how, trade secrets, formulas, processes, procedures, specifications, protocols, models, tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, quality assurance and control procedures, platforms, technology, software (including computer programs, source code, object code, executable code and related documentation), data and databases (whether or not patentable or copyrightable or protectable as trade secrets and whether or not reduced to practice); (vi) registrations, applications and renewals in any jurisdiction for any of the foregoing; (vii) books and records pertaining to any of the foregoing; (viii) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing; and (ix) any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by contract or under law;

“Loan” means the aggregate principal amount advanced by the Lender pursuant to the Facility and outstanding from time to time;

“Material Adverse Effect” means any event, change, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, shareholders’ equity, financial condition, results of operations or prospects of the Group Companies, taken as a whole (including any material adverse action by applicable Governmental Authorities), or (ii) the ability of the Borrower to enter into this Agreement or the other Transaction Documents or to perform its obligations hereunder or thereunder;

“NASDAQ” means the NASDAQ Stock Market;

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares of the Borrower;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

“Personal Information” means any information that is recorded electronically or in any other way that could identify a specific natural person or reflect any activity of such a person, either by its own or in combination with other information;

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Principal Subsidiary” means, with respect to any Person, any Subsidiary (1) whose revenues, as shown by the latest audited financial statements (consolidated in the case of a Subsidiary which itself has Subsidiaries) of such Subsidiary, constitute at least 25% of the consolidated revenues of such Person and its consolidated Subsidiaries as shown by the latest audited consolidated financial statements of such Person, (2) whose gross assets, as shown by the latest audited financial statements (consolidated in case of a Subsidiary which itself has Subsidiaries) of such Subsidiary constitute at least 25% of the gross assets of such Person and its consolidated Subsidiaries as shown by the latest audited consolidated financial statements of such Person, or (3) which generated at least 25% of the aggregated daily active users generated by the Group in the previous quarter. Without prejudice to any of the foregoing, with respect to the Borrower, “Principal Subsidiary” shall include any of Shanghai Zhicao Information Technology Co., Ltd. (上海纸草信息科技有限公司), Shanghai Big Rhinoceros Horn Information Technology Co., Ltd. (上海大犀角信息科技有限公司), Shanghai Quyun Internet Technology Co., Ltd. (上海趣蕴网络科技有限公司), and Shanghai Jifen Culture Communications Co., Ltd. (上海基分文化传播有限公司);

“Proposed Issuance” means the allotment and issuance of Shares of the Borrower to the Lender in a single transaction or a series of related transactions following the date of this Agreement;

“Proposed Conversion” means the conversion of the Conversion Amount into Proposed Conversion Shares upon the completion of a Proposed Issuance as specified in Clause 4;

“Proposed Conversion Shares” means the Shares to be allotted and issued in connection with a Proposed Conversion (each a “Proposed Conversion Share”);

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and any successor to all or a portion thereof establishing margin requirements;

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and any successor to all or a portion thereof establishing margin requirements;

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and any successor to all or a portion thereof establishing margin requirements;

“Repayment Date” means the date falling (i) thirty-six (36) months from the Utilisation Date, or (ii) such a longer period as mutually agreed by the Lender and the Borrower;

“SAFE” means the State Administration of Foreign Exchange of the PRC and/or its local counterparts;

“SAFE Circular 37” means the Circular on Issues Relating to the Administration of Foreign Exchange of Offshore Investment and Financing through Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (in Chinese, “《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》 [汇发（2014）37号]”) issued by the SAFE on July 4, 2014 and rules and interpretation relating thereto and any succeeding rules; “SEC” means the United States Securities and Exchange Commission;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Filings” means all reports, schedules, forms, statements and other documents, together with all exhibits, financial statements, notes and schedules thereto and documents incorporated by reference therein, which are filed with the SEC and publicly available at least one (1) Business Day prior to the date hereof, without giving effect to any amendment or supplements thereto filed on or after the Business Day prior to the date hereof;

“Securities Account” means any account (including without limitation, any securities and cash sub-accounts thereunder) opened or maintained by the Lender in which any Proposed Conversion Shares are at any time held or deposited;

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shares” means the Class A Ordinary Shares of the Borrower;

“Subsidiary” or “subsidiary” shall have the meaning ascribed to it in section 15 of the Companies Ordinance;

“Tax” or “Taxes” means (a) in the PRC, (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments in the nature of tax, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever in the nature of tax, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i) above, and (iii) any form of transferor liability imposed by any Governmental Authority in connection with any item described in clauses (i) and (ii) above, and (b) in any jurisdiction other than the PRC, all similar liabilities as described in clause (a) above;

“Transaction Documents” means this Agreement, the Business Cooperation Agreement and any other documents entered into or to be entered into pursuant hereto or thereto, or otherwise in connection herewith or therewith; provided that, solely for the purposes of Clause 12.8, Transaction Documents exclude the Business Cooperation Agreement;

“%” means per cent.

1.2.	Except to the extent that the context requires otherwise, any reference in this Agreement to:

(a)

any document shall include that document as in force for the time being and as amended in accordance with the terms thereof or with the agreement of the parties and with the consent of the Lender, if required hereunder;

(b)

an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking and any waiver or release (in each case, whether oral, written, implied or by operation of law) and includes the same as from time to time amended, supplemented or modified;

(c)

an “indebtedness” includes any obligation for the payment or repayment of money whether as principal or surety or in any other capacity and whether present or future, actual or contingent, secured or unsecured;

(d)

a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and “lawful” and “unlawful” shall be construed accordingly);

(e)	a party or parties means a party or parties to this Agreement and includes references to the successors and assigns (immediate or otherwise) of that party;

(f)	any collective definition shall be to the persons or things comprising it as a whole or to any one or more of them or to any part of the relevant thing or matter;

(g)	any reference to time is to time of Hong Kong unless otherwise stated; and

(h)	all references to dollars or to “US$” are to the currency of the United States of America.

1.3.	Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa. Words importing any one gender shall include every other gender.

2.	Drawdown

2.1.

The Borrower hereby requests a full drawdown of the Facility and the Lender shall provide the Facility to the Borrower within five (5) Business Days from the date the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender (the “Utilisation Date”).

2.2.	The Lender shall only be obliged to comply with Clause 2.1 above if:

(a)	the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Lender;

(b)

the representations and warranties of the Borrower contained in this Agreement are true, correct and not misleading in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true, correct and not misleading to such extent) as of the date hereof and the Utilisation Date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such date), provided that solely for the purposes of this Clause 2.2(b), in the event the Borrower files additional registration statements or other reports with the SEC (collectively, the “Supplemental Borrower SEC Documents”) with respect to its proposed issuance of additional shares (if any) subsequent to the date hereof and before the Utilisation Date, the Lender shall not be entitled to claim that this Clause 2.2(b) is not satisfied solely because the Supplemental Borrower SEC Documents are filed or the Supplemental Borrower SEC Documents contain any disclosure that may render any representations and warranties of the Borrower contained in this Agreement not true, correct or misleading in all material respects as at the Closing;

(c)	the Borrower shall have performed its obligations hereunder to be performed on or before the Utilisation Date in all material respects;

(d)	since the date hereof, there shall not have occurred any circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and

(e)

as of the Utilisation Date, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

2.3.	The Lender shall provide the Loan in the amount of US$171,050,940 to the following account:

[REDACTED]

3.	Interest

3.1.

Interest shall accrue on a daily basis on the outstanding principal amount of the Loan from the Utilisation Date at a compound rate of interest equal to 3% per annum; provided that if an Event of Default occurs, the interest after the occurrence of such Event of Default shall accrue on a daily basis on the outstanding principal amount of the Loan from the date of the occurrence of such Event of Default at a simple rate of interest equal to 12% per annum.

3.2.	Any interest accrued under Clause 3.1 shall become due and payable on the Repayment Date.

3.3.

The Lender agrees to waive the payment of all accrued interest in respect of the relevant portion of the Loan converted into Proposed Conversion Shares in connection with a Conversion Request made in accordance with Clause 4.2(a)(i) upon completion of the relevant Proposed Issuance.

4.	Proposed Conversion

4.1.

Solely in its discretion, the Lender or any of its Affiliates to which the Lender assigns this Agreement and its rights hereunder pursuant to Clause 10 of this Agreement (where applicable) may request a Proposed Conversion by delivery to the Borrower of a written request (a “Conversion Request”).

4.2.	The Conversion Request shall specify:

(a)

the proposed Conversion Date, which shall be (i) on a date falling on or after the date falling two hundred and forty (240) calendar days after the date of this Agreement, or (ii) on a date falling on or after the occurrence of an Event of Default;

(b)	the proposed Conversion Amount, which shall be the full amount of the outstanding principal amount of the Loan; and

(c)

the number of Proposed Conversion Shares that the Lender can subscribe for with the proposed Conversion Amount at the Conversion Price. The entitlement of the Lender to a fraction of a Share shall be rounded up to the nearest whole number of Shares which result from the Proposed Conversion.

4.3.

Upon receipt of the Conversion Request, the Borrower shall cooperate with the Lender to allow the Lender at its own costs to complete commercial, legal, tax, finance or other necessary due diligence to the Lender’s reasonable satisfaction. In the event the Borrower fails to comply with this Clause 4.3, the Lender shall be entitled to withdraw the Conversion Request.

4.4.	The Borrower shall complete the Proposed Issuance on the proposed Conversion Date as specified in the Conversion Request.

4.5.	Upon the completion of the Proposed Issuance pursuant to Clause 4.4 above:

(a)	the proposed Conversion Amount as specified in the Conversion Request shall automatically be applied to subscribe for the Proposed Conversion Shares at the Conversion Price;

(b)	the Lender shall be deemed to irrevocably authorise and instruct the Borrower to apply the Conversion Amount in subscribing for the Proposed Conversion Shares at the Conversion Price;

(c)

the Proposed Conversion Shares shall be issued and allotted by the Borrower to the Lender or any of its designated Affiliates on the Conversion Date and the share certificates for such Proposed Conversion Shares shall be despatched to the Lender or any of its designated Affiliates as soon as practicable, but in no event later than three (3) Business Days after the Conversion Date (unless such Proposed Conversion Shares are in scripless form and are held in a Securities Account);

(d)

the parties acknowledge that each Proposed Conversion Share shall be issued and allotted at such premium or discount to reflect the difference between the share price for one (1) Share on the Conversion Date and the Conversion Price; and

(e)

the Proposed Conversion Shares shall be credited as fully paid and rank pari passu with Shares of the same class issued prior to the Proposed Issuance on the Conversion Date and shall carry the right to receive all dividends and other distributions declared on or after the Conversion Date with respect to such Proposed Conversion Shares.

5.	Repayment

5.1.

Unless the full amount of the outstanding principal amount of the Loan has been converted into Proposed Conversion Shares in accordance with Clause 4 (Proposed Conversion), the Borrower shall repay in full all principal amounts outstanding in respect of the Loan, together with all accrued and unpaid interest and any other amounts due or outstanding hereunder on the Repayment Date or the date indicated in a notice delivered in accordance with Clause 9.2 hereof.

5.2.	Without the Lender’s prior written consent, the Borrower may not voluntarily prepay the Loan.

6.	Payment Provisions

6.1.	All payments to be made hereunder by one party to another party shall be made available and paid in US$.

6.2.	Unless otherwise expressly agreed, all payments to be made under this Agreement shall be made to the account as designated by the Lender in writing after the date of this Agreement.

6.3.

If the Borrower is required by law to deduct any tax or other amounts, the Borrower shall pay an additional amount in cash together with such payment so that, after making such deduction, the Lender receives an amount equal to the payment which would have been due if no deduction had been required.

6.4.	If the day on which any payment falls due under this Agreement is not a Business Day, then such payment shall be made on the next following Business Day.

6.5.	For the avoidance of doubt, any Loan repaid or converted in accordance with this Agreement shall be cancelled and shall not thereafter be available to the Borrower.

7.	Representations and Warranties

Except as set forth in the Borrower SEC Documents (to the extent the applicability is reasonably apparent only) or the Disclosure Letter, the Borrower hereby represents and warrants to the Lender that, as of the date hereof and as of the Utilisation Date:

7.1.

Organization, Good Standing and Qualification. The Borrower is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and each of the other Group Companies is duly incorporated or organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization. Each Group Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

7.2.

Authorization. The Borrower has all requisite corporate power to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Borrower have been duly authorized by all necessary corporate action on the part of the Borrower. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Borrower and, assuming due authorization, execution and delivery by the other parties thereto, constitute or will constitute legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms.

7.3.

No Violation. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents, the issuance of the Proposed Conversion Shares upon conversion of the Conversion Amount, and the consummation of the other transactions contemplated hereby and thereby, do not and will not (i) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of any Group Company, (ii) conflict with or violate any law or Governmental Order applicable to any Group Company or the assets, properties, businesses or operations of any Group Company, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Group Company is a party or result in the creation of any Liens upon any of the properties or assets of any Group Company, except in the case of clauses of (ii) and (iii) above, such conflicts, violations, breaches, defaults or other events that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.4.

No Default. No Event of Default has occurred and no event has occurred which, with the giving of notice and/or lapse of time, would constitute an Event of Default. Further, none of the Group Companies (i) is in violation of any provision of its memorandum and articles of association (or similar organizational documents), (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Group Company is a party or by which any Group Company is bound or to which any of the property or assets of any Group Company is subject, or (iii) is in violation of any law or statute applicable to any Group Company or any judgment, order, rule or regulation of any court, arbitrator or governmental or regulatory authority having jurisdiction over any Group Company, except in the case of clauses of (ii) and (iii) above, such defaults or violations that did not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.5.

Consents. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents, the issuance of the Proposed Conversion Shares upon conversion of the Conversion Amount, and the consummation of the other transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any third party other than those as have been made or obtained.

7.6.

Pari Passu Ranking. Its obligations pursuant to this Agreement are its direct, general and unconditional obligations and rank and will at all times rank at least pari passu in all respects with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

7.7.	Compliance with applicable laws; Permits.

(a)

Each Group Company has conducted its business in compliance with all applicable laws in all material respects, including, without limitation, any and all applicable laws with respect to internet news, advertising, internet audio-visual program transmission, labor and social insurance, and foreign exchange. The Group Companies have all Permits (as defined below), and have made all filings and registrations with, any Governmental Authority that are required in order to comply with, in all material respects, all laws applicable to their businesses as presently conducted. All such Permits, filings and registrations are in full force and effect, and no Group Company is in default under any of such Permits, filings and registrations, and to the Borrower’s knowledge, no suspension or cancellation of any of them is threatened.

(b)

There has not been, and to the knowledge of the Borrower, there is not pending, any material investigation by any Governmental Authority, including the SEC, involving the Borrower or any current or former director or officer of the Borrower. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by any Group Company under the Securities Act or the Exchange Act.

(c)

Saved as disclosed in the section headed “Risk Factors” in the registration statement on form F-1 first filed with the SEC on August 17, 2018, as amended, each holder or beneficial owner of Ordinary Shares who is a domestic resident (as set forth in SAFE Circular 37) and subject to any of the registration or reporting requirements of SAFE Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Regulations”), has complied with such reporting, registration, subsequent registration-amendment requirements and other procedures under the SAFE Regulations with respect to its investment in the Borrower. None of the Group Companies is currently prohibited, directly or indirectly, from paying any dividends to the Borrower or from making any other distribution on such Group Company’s capital stock.

(d)

None of the Group Companies and their respective directors, officers, employees, representatives, agents or Affiliates has conducted or entered into a contract to conduct any transaction with the governments or any sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently, or at the time such transaction was conducted or such contract entered into were, subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”); and none of the Group Companies has financed the activities of any person currently subject to any Sanctions. The Borrower will not directly or indirectly use the proceeds from the Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, Affiliate, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any Sanctions.

(e)

None of the Group Companies and their respective directors, officers, employees, representatives, agents or affiliates has violated, and the Borrower’s participation in the transaction contemplated hereby will not violate, any Anti-Money Laundering Laws (as defined below). As used herein, “Anti-Money Laundering Laws” means all applicable laws regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the USA Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures published by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, in each case as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder. There is no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Anti-Money Laundering Laws that is pending or, to the knowledge of the Borrower, threatened.

(f)

None of the Group Companies or their respective directors, officers, or employees, or agent, affiliate or other person acting on behalf of them respectively has violated Anti-Corruption Laws. The Group Companies or their respective directors, officers, or employees, or agent, affiliate or other person acting on behalf of them respectively has never offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Governmental Authority, or Government Official (including any government official to whom the Company or its Affiliates knows or ought to know that all or a portion of such money or things of value will be offered, given or promised, directly or indirectly):

(i)

For the purpose of (1) influencing any act or decision of Government Officials in their official capacity; (2) inducing Government Officials to act or omit to act in violation of lawful duties; (3) securing any improper advantage; (4) inducing Government Officials to influence or affect any act or decision of any Governmental Authority; or (5) assisting the Company in obtaining or retaining business, or directing business to, the Company; and

(ii)	In a manner that would constitute a breach of applicable anti-corruption laws.

(g)

None of the Group Companies nor their respective directors, officers, or employees, or agent, affiliate or other person acting on behalf of them respectively has ever violated the laws applicable to fair competition, by offering or taking property or other interests to obtain business opportunities or other improper benefits, such as making payments or paying anything of value to existing or potential business partners (“Business Partners”), in order to impose undue influence on Business Partners or to obtain inappropriate commercial advantage. Business Partners may include Governmental Authority, non-government customers, suppliers or distributors, owners, directors, managers or other employees of the entities identified above, entities or individuals entrusted by Business Partners to handle relevant matters, or entities or individuals that may take advantage of the work position or influential power to exercise influence on the transactions between the Company and Business Partners.

(h)	The Group Companies have maintained, and will continue to maintain, complete and accurate books and records and effective internal controls in accordance with Anti-Corruption Laws and GAAP.

(i)

(i) the Group Companies have all licenses, permits, qualifications, accreditations, approvals, consents, authorizations, franchises, variances, exemptions and orders of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under applicable laws, necessary to conduct the business of the Group Companies, (ii) since its incorporation, none of the Group Companies has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and (iii) each such Permit has been validly issued or obtained and is in full force and effect, except in the case of clauses of (i) and (ii) above, such instances that have not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.8.	Capitalization; Group Companies.

(a)

The authorized capital stock of the Borrower consists of 500,000,000 ordinary shares, par value of US$0.0001 per share, which is divided into 415,751,558 ordinary shares, par value of US$0.0001 per share, 50,000,000 Class A Ordinary Shares, par value of US$0.0001 per share, and 34,248,442 Class B Ordinary Shares, par value of US$0.0001 per share, of which 71,271,248 Ordinary Shares, comprising 37,022,806 Class A Ordinary Shares and 34,248,442 Class B Ordinary Shares, are issued and outstanding as of the date hereof. Except as set forth in this Clause 7.8 and pursuant to this Agreement, the Borrower has no outstanding warrants, options, bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Borrower on any matter. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right.

(b)

As of the date hereof, 12,175,583 Ordinary Shares were issuable upon the exercise of outstanding share options under the Equity Incentive Plan. As of the date hereof, 1,480,123 Ordinary Shares were issuable to Shanghai Dongfang Newspaper Co., Ltd. pursuant to a share purchase agreement with the Borrower.

(c)

Except as set forth above in this Clause 7.8 and pursuant to this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Borrower, (ii) securities of the Borrower convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Borrower or (iii) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Borrower to issue or sell any shares of capital stock or other securities of the Borrower or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Borrower, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The authorized capital stock of the Borrower is sufficient to accommodate the issuance of the Proposed Conversion Shares upon conversion of the Conversion Amount.

(d)

All outstanding shares of capital stock or other securities of the Group Companies (other than any the Structured Entities organized under the laws of the PRC) are duly authorized, validly issued, fully paid and non-assessable. The registered capital of each Group Company organized under the laws of the PRC has been timely contributed in accordance (if so required) with its articles of association.

7.9.

Litigation. There is no action, suit, investigation or proceeding or any basis therefor pending against, or to the knowledge of the Borrower, threatened against, any Group Company or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any Governmental Authority or arbitrator that would result or would reasonably be expected to result in damages in excess of US$1,000,000 individually or US$5,000,000 in the aggregate, involve any equitable remedy that would materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted, or that in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

7.10.	SEC Filings.

(a)	The Borrower has timely filed or furnished, as the case may be, all documents required to be filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

(b)

The SEC Filings (including any exhibits and schedules thereto and other information incorporated by reference therein), when they became effective or were filed with or furnished to the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading, in each case as of the date when they became effective or were filed with or furnished to the SEC (other than as corrected, supplemented or clarified in a subsequent SEC Filing which, for the avoidance of doubt, does not include any subsequent filing made after the Business Day prior to the date hereof).

(c)

The Borrower has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Group. The Borrower (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) (A) designed to ensure that material information required to be disclosed by the Borrower in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Borrower’s management to allow timely decisions regarding required disclosure and (B) reasonably effective to perform the functions for which they were designed, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Borrower’s outside auditors and the audit committee of the board of the Borrower (and made summaries of such disclosures available to the Lender) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Borrower’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s internal controls over financial reporting.

(d)

There are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any SEC Filing. There are no internal investigations, any SEC inquiries or investigations or other inquiries or investigations conducted by a Governmental Authority pending or, to the knowledge of the Borrower, threatened, in each case, regarding the Borrower or any of its officers or directors.

7.11.	Financial Statements.

(a)

The financial statements of the Group Companies on a consolidated basis for each of the periods included or incorporated by reference in the SEC Filings, including the Borrower’s consolidated and audited financial statements prepared in respect of the fiscal year ended December 31, 2017 filed with the SEC included in the Company’s final prospectus dated September 13, 2018 and the Borrower’s unaudited consolidated financial statements prepared in respect of the fiscal quarter ended December 31, 2018 furnished to the SEC on Form 6-K as of March 6, 2019 (the balance sheet contained therein, the “Latest Balance Sheet”), (A) fairly present the consolidated financial condition and the results of operations of the Group as of the dates and for the periods indicated in such SEC Filings (other than as corrected, supplemented or clarified in a subsequent SEC Filing which, for the avoidance of doubt, does not include any subsequent filing made on or after the Business Day prior to the date hereof), (B) were prepared in accordance with GAAP applied on a consistent basis (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes, may be condensed to summary statements or may undergo normal year-end adjustments) and (C) have been prepared from and are consistent with the books and records of the Group Companies.

(b)

The Group Companies do not have any liabilities or obligations (accrued, absolute, contingent or otherwise) and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such liabilities or obligations other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Latest Balance Sheet, (ii) that were incurred in the ordinary course of business since January 1, 2017, or (iii) liabilities or obligations that have not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted. There are no unconsolidated subsidiaries of the Borrower or off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Filings nor any obligations to enter into any such arrangements.

(c)

None of the Group Companies is, immediately prior to this Agreement, or will be, on the date of this Agreement, in default in the payment of any indebtedness or in default under any agreement governing or creating any indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments or capitalized lease obligations, except defaults that have not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted.

7.12.

Absence of Certain Changes. Since January 1, 2017, the Group Companies have carried on their respective businesses in the ordinary course, except as reflected in the SEC Filings. There has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.13.

Material Contracts. True and complete copies of all agreements to which any Group Company is a party and which are required to have been filed, or to be filed, by the Borrower pursuant to the Securities Act or the Exchange Act (each a “Material Contract”) have been filed by the Borrower with the SEC pursuant to the requirements of the Securities Act or the Exchange Act, as applicable, and since the filing of the most recent SEC Filing filed prior to the date hereof, there has been no material change or amendment to any Material Contract filed as an exhibit to the SEC Filings. Except for those that have expired or terminated in accordance with their terms, each Material Contract is in full force and effect and is binding on the Borrower and/or the other Group Companies, as applicable, and is binding upon such other parties, and neither any Group Company nor, to the knowledge of the Borrower, any other party thereto, is in breach of or default under any Material Contract. The Borrower has not sent or received any written communication regarding termination of, or intent not to renew, any Material Contract in effect, which are referred to or described in the SEC Filings or filed as an exhibit to the SEC Filings.

7.14.	Tax.

(a)

Each Group Company (i) has made or filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns, reports, information statements and other documentation (including any additional or supporting materials) required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, stock transfer, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties and any other Tax, including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are prepared in compliance with applicable law and true, correct and complete in all material respects, (ii) has paid all material Taxes and other governmental assessments and charges, shown or determined to be due under applicable laws and has withheld and remitted to the appropriate Taxing Authority all material Taxes that it is obligated to withhold and remit (whether or not shown on such Return, except those being contested in good faith, not finally determined), and (iii) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Returns apply. None of the Group Companies has received notice regarding unpaid Taxes in any material amount claimed to be due by the Taxing Authority of any jurisdiction, and the Borrower is not aware of any reasonable basis for such claim. No Returns filed by or on behalf of any Group Company with respect to Taxes are currently being audited or examined. None of the Group Companies has received notice of any such audit or examination.

(b)

Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the date of this Agreement and, to the knowledge of the Borrower, is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements. Each Group Company is in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of any Taxes granted to any Group Company by a Governmental Authority are in full force and effect and have not been terminated as evidenced with valid governmental approvals. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

7.15.

Intellectual Property. With respect to each item of Borrower Intellectual Property, the Borrower or one or more of the Group Companies owns or possesses all rights, titles and interests in and to the item if owned by any Group Company, free and clear of any Lien, license or other material restriction (other than licenses granted to third parties in the ordinary course of business), and possesses all rights necessary, in the case of a licensed item, under the applicable license agreement, to use such item in the manner in which such item is used by any Group Company in the operation of their business as currently conducted and as currently proposed to be conducted. The Borrower Intellectual Property collectively represents in all material respects Intellectual Property necessary and sufficient for the operation of the business of the Group Companies as currently conducted and as currently proposed to be conducted. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in the Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by law. Each Group Company has taken commercially reasonable measures to register, protect, maintain and safeguard the Borrower Intellectual Property and has executed appropriate nondisclosure and confidentiality agreements and, if registered or applied to be registered, made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the knowledge of the Borrower, there is no infringement or misappropriation of any Intellectual Property of a third party by any Group Company and there is no action, suit, proceeding, hearing, investigation, charge, complaint, demand or claim regarding any Borrower Intellectual Property.

7.16.

Real and Personal Property. The Group Companies have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the business of the Group Companies, in each case free and clear of all Liens, encumbrances, claims and defects and imperfections of title.

7.17.

Data Protection. The Group Companies and any of their Affiliates have complied in all material respects with all Data Protection Obligations, including in its processing of Personal Information, and there has not been any violation or breach of any Data Protection Obligations. There have been no instances of unauthorized access, loss, theft, use, modification, disclosure or other misuse of any Personal Information in the possession or control of the Group Companies and any of their Affiliates, except for any instance that did not or would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Group Companies nor any of their Affiliates have been investigated, inquired about or been subject to any other action by the regulatory body against the Group Companies and any of their Affiliates, or sued or claimed compensation by any third party as a result of data management or illegal use of data.

7.18.

IT System. The software, hardware, servers, networks, interfaces databases, computer equipment and other information technology owned or used by the Group and used in the business of the Group (the “Borrower Systems”) are adequate for the business of the Group as currently conducted and as currently proposed to be conducted. The Borrower Systems have not suffered any material failure or any material unpermitted intrusions since the incorporation of the Borrower. The Group maintains security, business continuity and disaster recovery plans, procedures and facilities in relation to the Borrower Systems consistent with standard practices in the industry in which the Group operates. The Group has secured all necessary license rights from third-party owners of software, Intellectual Property and technology utilized in connection with the Borrower Systems sufficient for the operation of the Borrower Systems as currently conducted and as currently proposed to be conducted, and are not in breach of any agreements pertaining thereto in any material respect. The use of open source or public library software, including any version of any software licensed pursuant to any GNU or other public license, in the Borrower Intellectual Property, if any, as currently used, does not require the disclosure to any person, or materially adversely impact any Group Company’s ownership or use of, or validity or enforceability or confidentiality of, any material Intellectual Property (including rights in source code) owned or purported to be owned by any Group Company.

7.19.	Labor Matters.

(a)

Each Group Company has (i) complied in all material respects with all applicable laws in respect of employment and labor (including labor outsourcing), and (ii) entered into a written employment contract with its employees and made all social security contributions or similar contributions (including retirement, life insurance, medical, hospital, disability, welfare, pension, other employee benefit program and housing fund) in respect of or on behalf of its employees in accordance with all applicable laws in all material respects. The Founder has entered into a legally binding employment agreement with the applicable Group Company, which contains customary confidentiality, invention assignment, non-compete and non-solicitation obligations of the Founder, among others.

(b)

All the labor outsourcing agreements entered into by the Group Companies and the outsourcing firms are in full force and effect, binding on the parties thereto in accordance with their terms. There has been no material change or amendment to any such agreements and neither any Group Company, nor to the knowledge of the Borrower any other party thereto, is in material breach of or default under any such agreements. The Group Companies have no material contractual relationship with or other material liabilities to the outsourced workers, even if the outsourcing firms fail to fulfill their duties to these personnel or violate any relevant requirements under the applicable PRC labor laws.

(c)

There has not been, and there is not now pending or, to the knowledge of the Borrower, threatened, any strike, union organization activity, slowdown or work stoppage against any Group Company. None of the Group Companies is bound by or otherwise subject to any contract with any labor union or any collective bargaining agreements.

(d)

Each employee stock ownership plan of the Borrower complies in all material respects with applicable laws and has been implemented in accordance with its terms. With respect to each employee stock ownership plan of the Borrower, (i) no actions, Liens, lawsuits, claims, proceedings, investigations or complaints are pending or, to the knowledge of the Borrower, threatened, and (ii) to the knowledge of the Borrower, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, Liens, lawsuits, claims or complaints.

7.20.

Related Party Transactions. All related party transactions required to be disclosed under the rules of the NASDAQ, the Exchange Act or other applicable laws have been accurately described in the SEC Filings in all material respects. Each of such related party transactions was entered into on an arm’s length basis. None of the officers or directors (or their respective Affiliates) of each Group Company and, to the Borrower’s knowledge, none of the employees (or their respective Affiliates) of each Group Company is presently a party to any material transaction with any Group Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any such person has a substantial interest or is an officer, director, trustee or partner or any such person’s Affiliates.

7.21.	Investment Company. The Borrower is not, and immediately after receipt of the Purchase Price will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.22.

Listing. The ADSs are registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Borrower has taken no action designed to, or which is reasonably likely to, have the effect of terminating the registration of such ADSs under the Exchange Act, nor has the Borrower received any notification that the SEC is contemplating terminating such registration. The Borrower has not, in the twelve (12) months preceding the date hereof, received notice from the NASDAQ to the effect that the Borrower is not in compliance with the listing or maintenance requirements of the NASDAQ.

7.23.

Structured Entities. The Borrower controls the structured entities set forth on Part A of Schedule 1 (the “Structured Entities”) through the Controlling Documents. Each of the Controlling Documents has been duly authorized, executed and delivered by the parties thereto, and constitutes valid and binding obligations of the parties thereto, enforceable against such parties in accordance with its terms, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of the Controlling Documents. The Controlling Documents are adequate to enable the financial statements of each Group Company that is a party to a Controlling Document to be consolidated with those of the Borrower in accordance with GAAP.

7.24.	Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors.

8.	Undertakings

8.1.

Lock-up. The Lender shall not, at any time from the Utilisation Date, directly or indirectly, offer, sell, pledge, transfer, assign or otherwise dispose of all or any part of the Loan to any third party without, in each case, the prior written consent of the Borrower, provided that the Lender can transfer or assign all or any part of the Loan to its Affiliate(s) without the Borrower’s consent or permission.

8.2.

Use of Proceeds. The Borrower shall use the net proceeds from the Loan for the Group’s working capital and other lawful general corporate purposes consistent with past practice and in the ordinary course of business or for the payment of any amount payable hereunder, and shall not use such proceeds (i) for the satisfaction of any portion of the Borrower’s debt other than payment of any amount payable hereunder or any trade payables in the ordinary course of the Borrower’s business and consistent with past practices, (ii) for the payment of dividends on or the redemption of any capital stock of the Borrower, ADS or any shares, interests, rights to acquire, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Borrower, (iii) for the settlement of any outstanding litigation, or (iv) for payment of any related party loan of the Borrower, in each case, without the prior written consent of the Lender.

8.3.

No use of Lender’s Marks and Logos. Without the prior written consent of the Lender or its Affiliates, each of the Borrower and the Group Companies shall not, and each foregoing person shall cause any of its Affiliates to not, (a) use in advertising, publicity, announcements, or otherwise, the name of Alibaba or any of its Affiliates, either alone or in combination of, including but without limitation, “阿里巴巴” (Chinese equivalent for “Alibaba”), “淘宝” (Chinese equivalent for “Taobao”), “天猫” (Chinese equivalent for “Tmall”), “1688”, “聚划算” (Chinese equivalent for “Juhuasuan”), “全球速卖通” (Chinese brand for “AliExpress”), “飞猪” (Chinese equivalent for “Fliggy”), “阿里妈妈” (Chinese equivalent for “Alimama”), “阿里云” (Chinese equivalent for “Alibaba Cloud”), “阿里通信” (Chinese equivalent for “AliTelecom”), “一达通” (Chinese brand for “OneTouch”), “友盟” (Chinese equivalent for “Umeng”), “盒马” (Chinese equivalent for “Freshippo”), “闲鱼” (Chinese equivalent for “XianYu”), “优酷” (Chinese equivalent for “YOUKU”), “土豆” (Chinese equivalent for “TUDOO”), “优视” (Chinese equivalent for “UC/UCWeb”), “阿里游戏” (Chinese equivalent for “Alibaba Games”)，”九游” (Chinese equivalent for “9Game”), “阿里文学” (Chinese equivalent for “Alibaba Literature”), “书旗小说” (Chinese equivalent for “Shuqi”), “大麦” (Chinese equivalent for “Damai”), “虾米” (Chinese equivalent for “Xiami”), “高德地图” (Chinese brand for “AMAP”), “阿里” (Chinese equivalent for “Ali”), “淘” (Chinese equivalent for “Tao”), “钉钉” (Chinese brand for “DingTalk”), “口碑” (Chinese equivalent for “Koubei”), “饿了么” (Chinese equivalent for “Eleme”), “蚂蚁金服” (Chinese brand for “Ant Financial”), “蚂蚁” (Chinese equivalent for “Ant”), “支付宝” (Chinese brand for “Alipay”), “余额宝” (Chinese equivalent for “Yu’e Bao”), “芝麻信用” (Chinese equivalent for “Zhima Credit”), “网商银行” (Chinese brand for “MYbank”), “花呗” (Chinese equivalent for “HUABEI”), “Alibaba”, “Taobao”, “Tmall”, “Juhuasuan”, “AliExpress”, “Fliggy”, “Alimama”, “Alibaba Cloud”, “AliOS”, “AliTelecom”, “OneTouch”, “Umeng”, “Freshippo”, “YOUKU”, “TUDOO”, “UC”, “UCWeb”, “Alibaba Games”, “9Game”, “Alibaba Literature”, “Shuqi”, “Damai”, “Xiami”, “AMAP”, “Ali”, “Tao”, “DingTalk”, “Koubei”, “Eleme”, “Ant Financial”, “Ant”, “Alipay”, “Yu’e Bao”, “Zhima Credit”, “MYbank”, “HUABEI”, the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, the cow device of Alibaba.com, the Tao doll device of Taobao, the cat device of Tmall, the Ju doll device of Juhuasuan, the pig device of Fliggy, the bracket device of Alibaba Cloud, the hippo device of Freshippo, the fish device of XianYu, the doughnut device of YOUKU, the smiling face device of TUDOO, the 9 Games device, the Shuqi device of Shuqi, the hand device of Damai, the shrimp device of Xiami, the Gaoxiaode device and the paper aeroplane device of AutoNavi, the wing device of Dingtalk, the ant device of Ant Financial, the Zhi device of Alipay, the Zhima Credit device, etc.), or (b) represent, directly or indirectly, that any products or services provided by the Borrower or any Group Company have been approved or endorsed by Alibaba or any of its Affiliates. The Borrower hereby agrees that the Lender or its Affiliates may use any Group Company’s company name, trade name, trademark, service mark, domain name, device, design and/or symbol in its respective marketing materials. The rights and obligations of the Borrower and each Group Company and each other Party under this Clause 8.3 shall survive the termination of this Agreement.

8.4.

Compliance with Law. The Borrower shall comply, and cause each other Group Company to comply, in all material respects with all applicable laws, including, without limitation, the requirements of the Sarbanes-Oxley Act of 2002, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective; in particular, the Group shall strictly comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and sanction related laws in its business operations. The Borrower further covenants to the Lender that the Borrower and any other Group Company and any director, officer, or employee of the Borrower and any other Group Company and any agent, affiliate or other person acting on behalf of the Borrower and any other Group Company will not offer to pay, promise to pay, or authorize the payment of any money or anything of value, to any Government Official (including any government officials to whom the Borrower or its Affiliates knows or ought to know that all or a portion of such money or things of value will be offered, given or promised, directly or indirectly) for the purpose of (i) influencing any act or decision of Government Officials in their official capacity; (ii) inducing Government Officials to act or omit to act in violation of lawful duties; (iii) securing any improper advantage; (iv) inducing Government Officials to influence or affect any act or decision of any Governmental Authority; or (v) assisting any Group Company in obtaining or retaining business, or directing business to, such Group Company. Neither the Borrower nor any other Group Company nor any director, officer, or employee of the Borrower or any other Group Company nor any agent, affiliate or other person acting on behalf of the Borrower or any other Group Company will violate the principle of fair competition in business, by offering or taking property or other interests to obtain or provide business opportunities or other improper benefits, such as making payments or paying anything of value to existing or potential Business Partners, in order to impose undue influence on Business Partners or to obtain inappropriate commercial advantage. Business Partners may include Governmental Authority, non-government customers, suppliers or distributors, owners, directors, managers or other employees of the entities identified above, entities or individuals entrusted by Business Partners to handle relevant matters, entities or individuals that may take advantage of the work position or influential power to exercise influence on the transactions between the Company and Business Partners. The Borrower shall maintain a reasonably complete financial record and reasonably effective internal control measures in accordance with applicable laws, including Anti-Corruption Laws and GAAP. The Borrower shall establish and maintain an anti-corruption compliance program including but not limited to necessary policies, procedures and internal controls in compliance with the requirements of Anti-Corruption Laws. As soon as practicable after the Utilisation Date, the Borrower shall, or the Borrower shall cause the applicable Group Company to, use its commercial best efforts to obtain and maintain (i) a valid internet news license, (ii) all requisite internet audio-visual program transmission license(s), (iii) all requisite value-added telecommunications business license(s), and (iv) all requisite online publication permit(s).

8.5.

Data Protection. The Group Companies and any of their Affiliates shall comply with all Data Protection Obligations in all material aspects of the operations of the Company, including paying close attention to the updates of the applicable laws and ensuring compliance with the valid data compliance requirements at any stage.

8.6.	Indebtedness.

(a)

Without the Lender’s prior written consent, the Borrower shall not, and shall procure that each other Group Company incorporated outside the PRC does not, directly or indirectly (i) create any Lien upon the whole or any part of its present or future undertaking, share capital, assets or other properties or revenues (including any uncalled capital) to secure any financial indebtedness, or any guarantee or indemnity in respect of financial indebtedness, unless, at the same time or prior thereto, the Loan is secured (a) at least equally and rateably by the same Lien or guarantee, or (b) at the option of the Lender, by such other Lien, guarantee or indemnity reasonably satisfactory to the Lender; or (ii) incur any financial indebtedness (for the avoidance of doubt, including any guarantee in respect of any financial indebtedness) that matures before the Repayment Date, other than where the aggregate principal amount of all financial indebtedness incurred and/or the subject of any Lien, guarantee or indemnity permitted to be granted pursuant to the foregoing (i) and/or (ii) (excluding, for the avoidance of doubt, the Loan) does not exceed US$20,000,000 in aggregate at any time.

(b)

Without the prior written consent of the Lender, the Borrower shall procure that each Group Company incorporated in the PRC does not, directly or indirectly, create, incur, assume or suffer to exist any (i) financial indebtedness (for the avoidance of doubt, including any guarantee in respect of financial indebtedness), or (ii) Lien upon its undertaking, share capital, assets or other properties, whether now owned or hereafter acquired, other than (x) Liens in existence on the date hereof, or (y) where the aggregate principal amount in respect of financial indebtedness (including guarantees) incurred and/or the subject of any Lien permitted to be created pursuant to the foregoing (i) and/or (ii) does not exceed the higher of US$50,000,000 and 10% of the Group’s net assets calculated using the Group’s latest annual audited financial statements.

(c)	For the avoidance of doubt, any indebtedness incurred for the following purposes shall not be subject to any restriction contained in Clause 8.6(a) or Clause 8.6(b):

(i)	indebtedness incurred under this Agreement;

(ii)	indebtedness in existence on the date hereof;

(iii)	any indebtedness incurred pursuant to any intercompany loan among the Group Companies;

(iv)

indebtedness incurred for the purpose of irrevocably and unconditionally repaying the Loan in full and the proceeds of such indebtedness are applied, immediately upon receipt, to irrevocably and unconditionally repay the Loan in full; or

(v)	any indebtedness expressly permitted by the terms of this Agreement.

8.7.	Cash Investment.

(a)

The Borrower may (i) make any investments in any other Person in cash or cash equivalents, or (ii) provide any loans to, or provide any guarantee for, any other Person; provided that before and after the making of such investment, loans or guarantees, the balance of the cash, cash equivalents and any other short-term investments of the Group (on a consolidated basis) is greater than 120% of the outstanding principal amount of the Loan (together with any accrued and unpaid interest thereon) (such position being the “Adequate Liquidity Position”).

(b)

Without the prior written consent of the Lender, the Borrower shall not, and shall procure that no other Group Company will, directly or indirectly, (i) make any investment in any other Person in cash or cash equivalents, or (ii) make any loans to, or providing any guarantee for, any other Person that may result in the Group’s inability to maintain an Adequate Liquidity Position, unless the amount of all such investments, loans or guarantees incurred shall not exceed, in aggregate, (i) 20% of the cash, cash equivalents and any other short-term investments of the Group (on a consolidated basis) calculated using the Group’s latest annual audited financial statement if the investment, loan or guarantee shall occur before the beginning of the six-month period preceding the Repayment Date, or (ii) US$5,000,000 if the investment, loan or guarantee shall occur within the six-month period preceding the Repayment Date.

8.8.

Dividend. Without the prior written consent of the Lender, the Borrower shall not declare or make payment of any dividend or any other distributions in cash or cash equivalents that exceeds 50% of its net profit as set out in its most recent annual audited profit and loss statement (excluding any extraordinary, non-recurring and non-cash items), provided that any share buyback plan in respect of the Borrower’s share capital approved by the Board shall not be subject to the restriction herein.

8.9.

Fundamental Changes. Without the prior written consent of the Lender, the Borrower shall not and shall procure that no other Principal Subsidiary will, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets, or (ii) sell, assign, convey, transfer or otherwise dispose of all or substantially all of its property (including exclusive license of its intellectual property to any third party), whether now owned or hereafter acquired, other than as expressly permitted by the terms of any Transaction Document.

8.10.

Change of business. Without the prior written consent of the Lender, the Borrower shall not, and shall procure that no other Group Company will, make any substantial change to the general nature of the business of the Group (taken as a whole) from that carried on at the date of this Agreement.

8.11.

Arm’s length basis. Without the prior written consent of the Lender, the Borrower shall not, and shall procure any other Group Company not to, enter into any transaction with any related party except on arm’s length terms.

8.12.

Registration of Proposed Conversion Shares. The Borrower shall use its best efforts to obtain approvals (internal, government or otherwise) to have one registration statement to include all the Proposed Conversion Shares and any other shares of the Company held by the Lender and/or its Affiliates at the time (collectively, the “Registrable Securities”) declared effective (i) within 120 days if the registration statement is on F-1 or (ii) within 30 days if the registration statement is on F-3, in either (i) or (ii) above, from the date of the issuance of the Registrable Securities or the date of a request made by the Lender for registration for all Registrable Securities, whichever is later.

9.	Events of Default

9.1.	Each of the following events shall be an Event of Default:

(a)	the Borrower fails to pay by the due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable;

(b)

without prejudice to Clause 9.1(a), the Borrower fails to perform or observe any of its obligations, undertakings and warranties hereunder (including, without limitation, Clause 4.3) and continues unremedied for a period of 25 days after its occurrence;

(c)

any representation or statement made or deemed to be made by the Borrower in this Agreement or any other document delivered by or on behalf of the Borrower under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, and the circumstance leading to the incorrect or misleading representation or statement is not remedied within a period of 25 days after its occurrence;

(d)

any financial indebtedness (for the avoidance of doubt, including the amount of any liability in respect of any guarantee) exceeding US$15,000,000 of the Borrower or any Principal Subsidiary is declared due and payable prior to its specified maturity as a result of an event of default (however described);

(e)

any commitment for any financial indebtedness (for the avoidance of doubt, including the amount of any liability in respect of any guarantee) exceeding US$15,000,000 of the Borrower or any Principal Subsidiary is cancelled or suspended by a creditor as a result of an event of default (however described);

(f)	if in respect of the Borrower or any Principal Subsidiary:

(i)

any order is made by a competent court or other appropriate authority or any resolutions are passed for bankruptcy, liquidation, winding-up or dissolution or for the appointment of a liquidator, receiver, trustee or similar official of it or of all or a substantial part of its assets;

(ii)

it is unable or admits inability to pay its debts as they fall due (or is deemed to or declared to be unable to pay its debt within the meaning of any applicable legislation relating to insolvency, bankruptcy, liquidation or winding up), suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as the Lender) with a view to rescheduling any of its indebtedness, or ceases or threatens to cease substantially to carry on business otherwise than for the purposes of amalgamation, merger or re-construction with the prior written consent of the Lender; or

(iii)	a moratorium is declared in respect of any indebtedness of the Borrower or such Principal Subsidiary;

(g)	if in respect of the Borrower or any Principal Subsidiary, any corporate action, legal proceedings or other procedures or steps is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or such Principal Subsidiary;

(ii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or such Principal Subsidiary or any of its assets; or

(iii)	any analogous procedure or step is taking in any jurisdiction.

(h)	it fails to notify the Lender of a Material Adverse Effect it suffered on its business, prospects or financial condition within 10 days after it becomes aware of such Material Adverse Effect;

(i)	any payment obligation or the obligation of the Borrower relating to delivery of the Proposed Conversion Shares ceases to be legal, valid, binding or enforceable;

(j)	the Borrower repudiates this Agreement or evidences an intention to repudiate this Agreement;

(k)

a final judgment for the payment of US$10,000,000 or more (excluding any amounts covered by insurance) rendered against the Company or any Principal Subsidiary of the Company, which judgment is not paid, bonded or otherwise discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(l)	any material breach of the Business Cooperation Agreement by the relevant Group Company.

9.2.	The Lender may at any time after the occurrence of an Event of Default by written notice to the Borrower do any or all of the following:

(a)

(i) for Events of Default listed in Clause 9.1(f), 9.1(g), 9.1(h), 9.1(i) or 9.1(j), declare the Loan (or any part thereof) together with all accrued and unpaid interest, to be immediately due and payable, whereupon they shall become immediately due and payable; or (ii) for other Events of Default, declare the Loan (or any part thereof) together with all accrued and unpaid interest, to be payable on demand by the Lender, whereupon they shall immediately become due and payable within five days after the date of such demand;

(b)	exercise all or any of its rights or remedies under this Agreement; and/or

(c)

deliver a Conversion Request to the Borrower for a proposed Conversion Date falling on any date on or after the occurrence of the Event of Default specifying the principal amount to be applied for the subscription of the Proposed Conversion Shares. For the avoidance of doubt and notwithstanding any provision to the contrary contained herein or elsewhere, the Lender shall be entitled to elect to convert any portion or all of the outstanding principal amount of the Loan in accordance with this Clause 9.2, regardless of when such Event of Default occurs, provided that if an Event of Default specified in Clause 9.1(f) or Clause 9.1(g) with respect to the Borrower or any of its Principal Subsidiaries occurs and is continuing, all of the principal of, and accrued and unpaid interest on, the Loan shall become and shall automatically be immediately due and payable without any action on the part of the Lender.

10.	Assignment

This Agreement shall be binding upon and inure to the benefit of each party and its successors and permitted assigns. No party may assign or transfer any of its rights, benefit or obligations hereunder without the prior written consent of the other parties; provided that the Lender shall be entitled to assign this Agreement and its rights hereunder to any of its Affiliates without the Borrower’s consent or permission.

11.	Notices and Service of Proceedings

11.1.

Any notice given in connection with this Agreement must be in English. Any notice or other formal communication given under this Agreement must be in writing (which includes fax, but not email) and may be delivered or sent by post or fax to the party to be served as follows:

(a)	to the Borrower at:

[REDACTED]

(b)	to the Lender at:

[REDACTED]

or at such other address or fax number as that party may have notified to the other parties in accordance with this Clause 11. Any notice or other document sent by post shall be sent by prepaid registered post (if within Hong Kong) or by prepaid airmail (if elsewhere).

11.2.	Any notice or other formal communication shall be deemed to have been given:

(a)	if delivered, at the time of delivery; or

(b)	if posted, at 10.00 a.m. (local time at the address of the addressee) on the second or, if international, fifth Business Day after it was put into the post; or

(c)

if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the address of the addressee) on any Business Day, and in any other case on the Business Day following the date of transmission.

11.3.

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid registered post or by prepaid airmail, as the case may be or that the fax was properly addressed and transmitted, as the case may be.

12.	Miscellaneous

12.1.

The Borrower shall (i) bear and pay its own costs, fees and expenses incurred by it, and (ii) timely reimburse the Lender’s and its advisors’ costs, fees and expenses, in each case, in connection with this Agreement and the transactions contemplated hereby.

12.2.

No provision hereof may be amended, waived, discharged or terminated orally, unless by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

12.3.

Time shall be of the essence of this Agreement but no failure or delay by the Lender in exercising or enforcing any right, remedy, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege preclude any further exercise or enforcement thereof or the exercise or enforcement of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law.

12.4.

Any provision of this Agreement prohibited by or rendered unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

12.5.	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.6.

The Borrower irrevocably and unconditionally authorises the Lender, without prejudice and in addition to any right of set-off or other right, power or remedy which the Lender may at any time have by contract, at law, in equity or otherwise, at any time upon the occurrence of an Event of Default, to set off without notice any sum as may be owed by the Lender to the Borrower in or towards satisfaction of any sum due and payable to the Lender under this Agreement. Where such set-off requires the conversion of one currency into another, the conversion shall be effected at the exchange rate conclusively determined in a reasonable manner by the Lender to be prevailing in the relevant foreign exchange market at the relevant time.

12.7.	Confidentiality.

(a)

Subject to the remaining provisions of this Clause 12.7, each party shall keep confidential and not disclose to any third party (i) any information exchanged between the parties or any of their respective Affiliates (or any directors, officers, employees, partners or representatives thereof) in connection with the Transaction Documents or the transactions contemplated hereby or thereby, (ii) the existence, status and provisions of the Transaction Documents, and (iii) the status and content of any discussion between the parties or any of their respective Affiliates (or any directors, officers, employees or representatives thereof) in connection with the transactions contemplated hereby or by the other Transaction Documents, unless such information is (w) previously known on a non-confidential basis by the receiving party, (x) in the public domain through no fault of such receiving party or any of its Affiliates (or any directors, officers, employees or representatives thereof), (y) received from a person other than the other party or its Affiliates (or any directors, officers, employees or representatives thereof), so long as such person was not, to the knowledge of the receiving party, subject to a duty of confidentiality, or (z) developed independently by the receiving party without reference to any confidential information (collectively, “Confidential Information”); provided that a party may disclose Confidential Information to (A) its Affiliates, financing providers, or any officer, director, employee, partners or representative of such party or its Affiliates or financing providers, on a need-to-know and confidential basis, or (B) to any Governmental Authority (including any stock exchanges) having jurisdiction over such party or its Affiliates if such disclosure is required by applicable laws. Each party shall use Confidential Information only for the purpose of, and to the extent necessary to perform, the transaction, and shall not use any Confidential Information for any other purposes.

(b)

Notwithstanding any other provisions in this Clause 12.7, if any party believes in good faith that any announcement or notice is required to be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such party may make the required disclosure in the manner it deems in compliance with the requirements of applicable laws or such Governmental Authority; provided that the parties, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review and comment upon any press release or public statement with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby. Notwithstanding any other provisions in this Clause 12.7, each party may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made in compliance with this Clause 12.7(b) and do not reveal material, non-public information regarding the other party (including the identity of the other party) or the transactions contemplated by the Transaction Documents.

12.8.

Indemnity. The Borrower shall indemnify, defend and hold harmless the Lender and its respective Affiliates, directors, officers, employees and other agents or representatives from and against any and all losses, damages, liabilities, diminution in value, claims, proceedings, costs and expenses (including fees and disbursements of counsel reasonably incurred by the indemnified party or person) resulting from or arising out of (i) any fraud or intentional misrepresentation on the part of the Borrower or any breach by the Borrower of any of its representations, warranties, covenants or agreements in this Agreement and the other Transaction Documents, or (ii) any Controlling Document with respect to the Structured Entities becomes not enforceable or the Group is unable to consolidate the incomes of any Structured Entity (for the avoidance of doubt, notwithstanding any disclosure in the Disclosure Letter, the Borrower SEC Documents or any knowledge otherwise acquired by the Lender at any time).

12.9.

Further Assurances. The Borrower agrees to cooperate with the Lender, and do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement and the other Transaction Documents, subject to the terms and conditions hereof and thereof and compliance with applicable laws, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other party in complying with the terms hereof or thereof.

13.	Governing Law; Jurisdiction

13.1.

This Agreement shall be governed in all respects by the Laws of Hong Kong without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

13.2.

Any dispute regarding this Agreement shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this Clause 13.2. There shall be a panel of three (3) arbitrators. The claimant(s) shall appoint one (1) arbitrator, the respondent(s) shall appoint one (1) arbitrator, and the third arbitrator shall be appointed by the HKIAC. The arbitral proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

13.3.

The parties agree that irreparable damage would occur in the event that any party does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that any party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof. The remedies available pursuant to this Clause 13.3 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any party from, in the alternative, seeking to terminate this Agreement and collect a remedy at law.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the party hereto has caused this Agreement to be duly executed by its authorized directors or officers as of the date first written above.

Borrower

/s/ Siliang Tan
For and on behalf of
QUTOUTIAO INC.
Name: Siliang Tan
Title: Director

Witness

/s/ Ivy Chan
Name: Ivy Chan
Address: [REDACTED]

[Project Fun - Signature Page to Convertible Loan Agreement - Qutoutiao Inc.]

IN WITNESS WHEREOF, the party hereto has caused this Agreement to be duly executed by its authorized directors or officers as of the date first written above.

Lender

ALIBABA INVESTMENT LIMITED

By:	/s/ Richard C. Lin
Name:	Richard C. Lin
Title:	Authorized Signatory

[Project Fun - Signature Page to Convertible Loan Agreement - Qutoutiao Inc.]

SCHEDULE 1

STRUCTURED ENTITIES AND CONTROLLING DOCUMENTS

A. Structured Entities

Variable Interest Entities

1.	Shanghai Jifen Culture Communications Co., Ltd.

2.	Beijing Churun Internet Technology Co., Ltd.

3.	Shanghai Big Rhinoceros Horn Information Technology, Co., Ltd

Subsidiaries of Variable Interest Entity

1.	Shanghai Xike Information Technology Service Co., Ltd.

2.	Shanghai Tuile Information Technology Service Co., Ltd.

3.	Anhui Zhangduan Internet Technology Co., Ltd.

4.	Beijing Qukandian Internet Technology Co., Ltd.

5.	Beijing Tai Chi International Sports Development Co., Ltd.

B. Controlling Documents

a.

Equity Interest Pledge Agreement by and among Shanghai Quyun Internet Technology Co., Ltd. (“Shanghai Quyun”), Shanghai Jifen Culture Communications Co., Ltd. (“Shanghai Jifen”) and each shareholder of Shanghai Jifen

b.	Voting Rights Proxy Agreement by and among Shanghai Quyun, Shanghai Jifen and each shareholder of Shanghai Jifen

c.	Exclusive Technology and Consulting Service Agreement by and between Shanghai Quyun and Shanghai Jifen

d.	Exclusive Option Agreement by and among Shanghai Quyun, Shanghai Jifen and each shareholder of Shanghai Jifen

e.	Loan Agreement by and among Shanghai Quyun and each shareholder of Shanghai Jifen

f.	Equity Interest Pledge Agreement by and among Shanghai Quyun, Beijing Churun Internet Technology Co., Ltd. (“Beijing Churun”) and each shareholder of Beijing Churun

g.	Voting Rights Proxy Agreement by and among Shanghai Quyun, Beijing Churun and each shareholder of Beijing Churun

h.	Exclusive Technology and Consulting Service Agreement by and between Shanghai Quyun and Beijing Churun